Exhibit 5.1

Museum Tower

150 West Flagler Street, Suite 2200

Miami, FL 33130

(305) 789-3200

stearnsweaver.com

July 6, 2017

BBX Capital Corporation

401 East Las Olas Boulevard, Suite 800

Fort Lauderdale, Florida 33301

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to BBX Capital Corporation, a Florida corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on the date hereof relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 4,000,000 shares (the “Shares”) of Class A Common Stock of the Company which may be sold from time to time by certain shareholders of the Company. The Company is also registering under the Registration Statement preferred share purchase rights (the “Preferred Share Purchase Rights”) which, in accordance with the terms of the Rights Agreement, dated as of September 21, 2009, by and between the Company and American Stock Transfer & Trust Company, LLC (the “Rights Agreement”), are, as of the date hereof, attached to the Shares.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and proceedings as we have considered necessary for the purposes of this opinion, including copies of the Registration Statement and the Rights Agreement, in each case, including the exhibits thereto.

In rendering this opinion we have assumed, without independent investigation: (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iii) the authenticity of the originals of such latter documents, (iv) the genuineness of all signatures and (v) that actual information supplied to us was accurate, true and complete. As to questions of fact material to the opinions expressed herein, we have relied, without independent verification, upon such certificates of public officials, certificates of agents, officers and representatives of the Company and such other certificates as we deemed relevant.

Based upon and subject to the foregoing qualifications, assumptions and limitations, and the further limitations set forth below, we are of the opinion that:

1.	The Shares have been duly authorized by the Company and are validly issued, fully paid and nonassessable.

2.	The Rights have been duly authorized by the Company and constitute valid and binding obligations of the Company enforceable against the Company in accordance with the terms and conditions of the Rights Agreement.

Our opinions expressed above are subject to the qualification that we express no opinion as to any law of any jurisdiction other than the law of the State of Florida and the federal law of the United States of America. In addition, our opinion expressed above with respect to the Rights being valid and binding obligations of the Company enforceable against the Company in accordance with the terms of the Rights Agreement is subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and to general principles of equity or public policy (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability. Such opinion is also subject to possible judicial action giving effect to governmental actions or foreign laws relating to or affecting creditors’ rights. Further, our opinion expressed above with regard to the Rights is subject to the following additional qualifications:

•	such opinion does not address the determination a court of competent jurisdiction may make regarding whether the Company’s Board of Directors would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on facts and circumstances existing at that time;

•	such opinion addresses the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of the Rights Agreement or of the Rights would result in invalidating the Rights in their entirety; and

•	we have assumed that the Company’s Board of Directors acted in a manner consistent with its fiduciary duties as required under applicable law in adopting the Rights Agreement.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is given as of the date hereof, and we do not undertake any liability or responsibility to inform you of any change in circumstances occurring, or additional information becoming available to us, after the date hereof that might alter the opinions contained herein.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Stearns Weaver Miller Weissler Alhadeff &

Sitterson, P.A.